Exhibit 5.1

BOSTON      CONNECTICUT      NEW JERSEY      NEW YORK     WASHINGTON, DC

7 Times Square, Times Square Tower

New York, NY 10036

September 27, 2013

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Ladies and Gentlemen:

We have acted as counsel to Valley National Bancorp, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of $125 million principal amount of 5.125% Subordinated Debentures due September 27, 2023 (the “Notes”) pursuant to the Indenture, dated as of September 27, 2013, as supplemented by the First Supplemental Indenture, dated as of September 27, 2013 (such Indenture, as supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In connection therewith, we have examined (i) the Registration Statement on Form S-3 (File No. 333-191168) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated September 13, 2013, as supplemented by the prospectus supplement, dated September 24, 2013 (the “Prospectus Supplement”), relating to the Notes, as filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), and (iii) the Indenture. In addition, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of resolutions of the Board of Directors of the Company or committees thereof and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.

Valley National Bancorp

September 27, 2013

Based upon the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized and (assuming their due authentication by the Trustee), when they have been duly executed, issued and delivered in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

The opinions rendered herein are limited in all respects to the laws of the States of New York and New Jersey and the federal laws of the United States. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 24, 2013 filed with the Commission on September 27, 2013, which is incorporated by reference into the Registration Statement and the Prospectus, and to the use of our name under the caption “Validity of Notes” in the Prospectus Supplement and “Legal Matters” in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DAY PITNEY

DAY PITNEY LLP